THIRD RESEARCH FUNDING AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

BETWEEN

UNIVERSITY OF MELBOURNE

AND

PRANA BIOTECHNOLOGY LTD (ABN 37 080 699 065)

This Third Research Funding and Intellectual Property Assignment Agreement, dated this 24 day of June 2007 is made:

BETWEEN

THE UNIVERSITY OF MELBOURNE [ABN 84 002 705 224] of Parkville, Victoria 3010, a body politic and corporate pursuant to the provisions of the *Melbourne The University Act 1958* ("the University").

AND:

PRANA BIOTECHNOLOGY LTD (ABN 37 080 699 065) having its principal office at Level 1, 100 Dorcas Street, South Melbourne, Victoria 3205 ("Prana")

RECITALS:

A. Prana and the University are parties to an undated Research Funding and Intellectual Property Assignment Agreement, entered into on or about 1 December 2000 as amended from time to time, which expired on 1 December 2003 ("The Research Agreement").

B. Prana and the University are also parties to an undated Second Research Funding and Intellectual Property Assignment Agreement entered into on or about 1st October 2004, which expired on 1 December 2006 ('Second Research Agreement')

C. Since the expiration of the Second Research Agreement, the parties have continued to conduct Projects and work together in accordance with the terms and conditions of the Second Research Agreement as if it continued to have full force and effect.

C. The Parties now wish to enter into this Third Research Funding and Intellectual Property Assignment Agreement ('Third Research Agreement') which is deemed to have come into effect on and from the date of expiration of the Second Research Agreement.

D. The Parties wish to acknowledge that the University will continue to subcontract part of the Research Project to the Mental Health Research Institute of Victoria ("MHRI") pursuant to the contract between the University and MHRI dated 26th February 2004 ("Subcontract"). The term of the Subcontract is effective for the term of The Research Agreement.

E. The Parties further acknowledge that the three projects referred to in the amendment to The Research Agreement by letter dated 7th March 2003 ("7th March 2003 Letter Agreement") have no bearing on the term of this Third Research Agreement.

NOW IT IS AGREED:

1. DEFINITIONS & INTERPRETATION.

Unless otherwise specified in this Third Research Agreement, all defined terms used in this Third Research Agreement shall have the same meaning as given to those terms in The Research Agreement.

'Further Term' means a period of three years deemed to have commenced on and from the expiration of the Second Research Agreement and expiring on 1 December 2009.

'The Research Agreement' means the undated Research Funding and Intellectual Property Assignment Agreement, entered into on or about 1 December 2000 as amended from time to time, which expired on 1 December 2003.

'Research Projects' has the meaning given to that term in The Research Agreement.

'Second Research Agreement' means the undated Second Research Funding and Intellectual Property Assignment Agreement entered into on or about 1st October 2004 which expired on 1 December 2006.

'Third Research Agreement' means this Agreement.

2. INCORPORATION OF TERMS AND CONDITIONS OF THE RESEARCH AGREEMENT

The terms and conditions of The Research Agreement are incorporated into this Third Research Agreement and are deemed to have had full force and effect as and from the expiration of The Research Agreement, save and except for any terms and conditions specifically amended, replaced or supplemented by this Third Research Agreement.

3. AMENDMENT OF SCHEDULE

The Parties agree that the Schedule to The Research Agreement shall be amended as provided by this Third Research Agreement.

4. EFFECTIVE DATE OF THIS AGREEMENT AND EARLY EXPIRATION

This Third Research Agreement shall be deemed to have come into effect on and from the date of expiration of the Second Research Agreement and shall remain in effect for a Further Term, unless the parties agree in writing to an earlier expiration date or termination occurs in accordance with clause 19 of The Research Agreement.

5. TERMINATION

The Parties agree that clause 19 of The Research Agreement shall be amended as follows:
(a) Clause 19.3 shall be deleted and substituted with:
Prana may terminate this Third Research Agreement without cause by giving six months written notice to the University and such notice shall be effective six months from the date of receipt of the written notice by the University.

SIGNED for and on behalf of **THE UNIVERSITY OF MELBOURNE**)

In the presence of:)

Authorised Officer

Glenn Swafford, VP(R)

Witness signature

Name (printed)

SIGNED for and on behalf of **PRANA BIOTECHNOLOGY LTD**

In the presence of:)

Authorised Officer

Witness signature

DIANNE ANGUS

Name (printed)

SCHEDULE A
Replacement to Part B

1. PROPOSED RESEARCH PROGRAM

2. STAFF/PROJECTS/BUDGET ESTIMATES

4. FUNDING FOR PERIOD 2 DECEMBER 2006 – 1 DECEMBER 2007:

All figures are exclusive GST:

Research Project Title. Budget Period.

2 Dec 2006 – 1 Dec 2007

	2 December 2006 – 28 February 2007	1 March 2007 – 31 May 2007	1 June 2007 – 31 August 2007	1 September 2007 – 1 December 2007	Sub-Totals
Project 1(a) 'Structure Based Drug Design' (Project leader K. Barnham).	$37,500	$30,000	$30,000	$30,000	$127,500
**Subcontract component to MHRI from 1 March 2007. * $21,000 per quarter to be forwarded to MHRI under the Sub-Contract.*	N/A	*$21, 000	*$21,000	*$21,000	*$63,000
Project 1(b) 'Cell Based Drug Discovery' (Project Leader R. Cappai)	$37,500	$37,500	$37,500	$37,500	$150,000
Project 2. 'Drug screening & Development' (Project Leader R. Cherny). ***Project is Sub contracted to MHRI and all funds to be forwarded to MHRI.*	$87,500**	$87,500**	$87,500**	$87,500**	**$350,000
Sub-Total	$162,500	$176,000	$176,000	$176,000	
TOTAL					$690,500

5. UNIVERSITY REPRESENTATIVES

Professor James Angus and a representative nominated by the University from time to time.

6. PRANA REPRESENTATIVES

Ms Dianne Angus, Prana and a representative nominated by Prana from time to time.

7. MINIMUM PERFORMANCE LEVELS

$2,000 per annum for the period beginning on the date an amount first becomes payable under clause 12 of the Original Research Agreement until the end of the Further Term of this *Agreement*.

APPENDIX -TO THIRD RESEARCH AGREEMENT

Project 1(a). Research Project: 'Structure Based Drug Design'

General Aims : (i) Design and synthesize a range of platinum based compounds as potential diagnostic and therapeutics.
(ii) Characterizing the biophysical interactions between metals with target proteins such as APP, Aβ, dopamine to elucidate new therapeutic targets and screens in AD and PD.

Proposed Objectives:

(1) Develop a Pt based therapeutic compound for Alzheimer's disease. Compounds will be designed and synthesized; then screened to ascertain their potential as therapeutics, through the assays listed below:-

- In vitro inhibition of synthetic amyloid
- Neuroprotection/toxicity
- Bioavailability/toxicity (MDCK/non-tg animals)
- LTP
- Tg mice studies

(2) Develop a Pt based diagnostic compound for Alzheimer's disease

Compounds will be designed and synthesized for use as PET imaging agents with the potential to be diagnostics for Alzheimer's disease. To achieve this, compounds suitable for radio-labelling will have to be prepared. The compounds will be screened through the following assays:-

- In vitro synthetic amyloid binding assay
- Brain homogenate assay
- Bioavailability (MDCK/non-tg animals)
- Ex vivo autoradiograph
- Micro-PET imaging
- Radiolabelling chemistry

K Barnham: Project Leader

Project 1(b). Research Project: 'Cell Based Drug Discovery'

General Aims: To screen and characterize Prana compounds in cell based systems that measure toxicity and cellular dysfunction associated with pathology, in particular Alzheimer's disease and Parkinson's disease and to develop new screens based on the emerging knowledge of the underlying pathogenic mechanisms of these diseases.

Proposed Objectives:

The screening/testing of therapeutic agents in cell based assays for:-

(i) their cellular toxicity towards neuronal cell lines or primary neuronal cultures.

(ii) their ability to protect against Aβ neurotoxicity in primary neuronal cultures.

(iii) their ability to rescue Aβ inhibition of LTP

(iv) their ability to protect against oxidative stress in cultured cells as measured by protein carbonyl assay.

(v) their ability to transport metals into cultured cell lines by measuring cellular metal levels.

R. Cappai: Project Leader

Project 2. Research Project: 'Drug Screening and Development'

General Aims : (i) To screen and characterize Prana compounds in models of neurodegenerative disorders, in particular, (i) AD and (ii) PD related pathology and to develop new screens based on the emerging knowledge of the underlying pathogenic mechanisms of these diseases.
(ii) To characterize Aβ oligomers.

Proposed Objectives:

- The hydrogen peroxide assay. To test the ability of candidate compounds to inhibit the copper catalysed generation of H2O2 by Aβ and α-synuclein via a 96 well format fluorometric assay.
- Acute toxicity assay for potential therapeutic drugs. Incremental doses of a drug candidiate which has passed through the *in vitro* efficacy and toxicity screens are administered to mice to establish a tolerable dose range for *in-vivo* animal trials.
- Whole mouse plasma pharmacology assessment for therapeutic test agents.
- Animal trials. Drug candidates to be administered to a cohort of the appropriate animal model for each disease. At completion of the trial, brain and other tissues may be collected and assayed for Target Protein content, changes to Target Protein and other markers, including metals.
- Characterisation of endogenous Aβ oligomeric species, incl. ADDLs and their role in AD pathology.
- Assays to assess cognitive effects of drug candidates. Ie Morris water maze.
- Assays to detect brain in vivo drug presence and candidate drug effect. Ie in vivo microdialyisis.

R. Cherny: Project Leader